                                                                    Exhibit 99.1

Item 8. Financial Statement and Supplementary Data

                         REPORT OF INDEPENDENT AUDITORS

To the Partners and Unitholders of Heartland Partners, L.P.

We have audited the accompanying consolidated balance sheets of Heartland Partners, L.P. (the "Partnership") as of December 31, 1998 and 1997, and the related consolidated statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedules listed in the Index at Item 14(a). These financial statements and schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Heartland Partners, L.P. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                                    ERNST & YOUNG LLP

Chicago, Illinois
February 26, 1999

                            HEARTLAND PARTNERS, L.P.
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1997
                             (amounts in thousands)

                                                                                  1998        1997
                                                                                -------     -------
ASSETS:
-------
Cash.........................................................................   $ 1,115     $ 1,890
Restricted cash..............................................................     2,564         724
Marketable securities (amortized cost of $149 in 1998 and $143 in 1997)......       149         141
Accounts receivable (net of allowance of $416 in 1998 and $205 in 1997)......       353         251
Due from affiliate...........................................................       442          --
Prepaid and other assets.....................................................       278         358
Investment in joint venture..................................................       278         278
                                                                                -------     -------
   Total.....................................................................     5,179       3,642
                                                                                -------     -------
Property:
Buildings and other..........................................................     2,231       2,003
   Less accumulated depreciation.............................................       931         807
                                                                                -------     -------
Net buildings and other......................................................     1,300       1,196
Land held for sale...........................................................       930       1,163
Housing inventories..........................................................    13,978       4,092
Land held for development....................................................     6,212       8,829
Capitalized predevelopment costs.............................................     5,632       7,916
                                                                                -------     -------
   Net Properties............................................................    28,052      23,196
                                                                                -------     -------
Total Assets.................................................................   $33,231     $26,838
                                                                                =======     =======

LIABILITIES:
------------
Notes payable................................................................   $13,492     $ 3,750
Accounts payable and accrued expenses........................................     2,636         724
Management fee due affiliate.................................................       283         425
Accrued real estate taxes....................................................     1,075       1,092
Allowance for claims and liabilities.........................................     2,762       2,169
Unearned rents and deferred income...........................................     1,862       1,200
Distribution payable.........................................................        --       1,631
Other liabilities............................................................     1,712         356
                                                                                -------     -------
   Total Liabilities.........................................................    23,822      11,347
                                                                                -------     -------

PARTNERS' CAPITAL:
------------------
General Partner..............................................................        --          28
Class A Limited Partners - 2,142 units authorized, issued and outstanding....        --       5,902
Class B Limited Partner......................................................     9,409       9,563
Unrealized holding loss on marketable securities.............................        --          (2)
                                                                                -------     -------
Total Partners' Capital......................................................     9,409      15,491
                                                                                -------     -------
Total Liabilities and Partners' Capital......................................   $33,231     $26,838
                                                                                =======     =======

          See accompanying notes to Consolidated Financial Statements

                             HEARTLAND PARTNERS, L.P.
                   CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
               For the Years Ended December 31, 1998, 1997, and 1996
                              (amounts in thousands)

                                                                                 Unrealized
                                                                                Holding Gain
                                                           Class A    Class B    (Loss) on
                                                 General   Limited    Limited    Marketable
                                                 Partner   Partners   Partner    Securities     Total
                                                 -------   --------   -------   ------------   --------
Balances at January 1, 1996 ..................    $  89    $11,935    $9,594       $  42       $21,660
Net Income ...................................        4        382         2          --           388
Distribution .................................      (27)    (2,678)      (14)         --        (2,719)
Marketable securities fair value adjustment ..       --         --        --         (44)          (44)
                                                  -----    -------    ------       -----       -------
Balances at December 31, 1996 ................       66      9,639     9,582          (2)       19,285
Net loss .....................................      (22)    (2,130)      (11)         --        (2,163)
Distribution .................................      (16)    (1,607)       (8)         --        (1,631)
                                                  -----    -------    ------       -----       -------
Balances at December 31, 1997 ................       28      5,902     9,563          (2)       15,491
Net Loss .....................................      (28)    (5,902)     (154)         --        (6,084)
Marketable securities fair value adjustment ..       --         --        --           2             2
                                                  -----    -------    ------       -----       -------
Balances at December 31, 1998 ................    $  --    $    --    $9,409       $  --       $ 9,409
                                                  =====    =======    ======       =====       =======

            See accompanying notes to Consolidated Financial Statements

                             HEARTLAND PARTNERS, L.P.
                       CONSOLIDATED STATEMENTS OF OPERATIONS
               For the Years Ended December 31, 1998, 1997 and 1996
                 (amounts in thousands, except for per unit data)

                                                                         1998      1997      1996
                                                                        -------   -------   -------
Revenues:
---------
Property sales ......................................................   $ 6,231   $ 7,127   $ 6,918
Less: cost of property sales ........................................     4,405     3,407     1,674
                                                                        -------   -------   -------
    Gross profit on property sales ..................................     1,826     3,720     5,244
Rental income .......................................................       886     1,104     1,039
Portfolio income ....................................................        63        62       419
Miscellaneous income ................................................       514       286       223
                                                                        -------   -------   -------
        Total Net Revenues...........................................     3,289     5,172     6,925
                                                                        -------   -------   -------
Expenses:
---------
Selling .............................................................     2,876     1,903       501
Real estate taxes ...................................................       399       703       984
General and administrative ..........................................     4,088     4,132     3,355
Environmental Expense ...............................................     1,461        78     1,141
Management fee ......................................................       425       425       425
Depreciation and amortization .......................................       124        94       131
                                                                        -------   -------   -------
    Total Expenses ..................................................     9,373     7,335     6,537
                                                                        -------   -------   -------
    Net Income (Loss) ...............................................   $(6,084)  $(2,163)  $   388
                                                                        =======   =======   =======
    Net income (loss) allocated to General Partner ..................   $   (28)  $   (22)  $     4
                                                                        =======   =======   =======
    Net income (loss) allocated to Class B limited partner ..........   $  (154)  $   (11)  $     2
                                                                        =======   =======   =======
    Net income (loss) allocated to Class A limited partners .........   $(5,902)  $(2,130)  $   382
                                                                        =======   =======   =======
    Net income (loss) per Class A limited partnership unit ..........   $ (2.76)  $ (0.99)  $  0.18
                                                                        =======   =======   =======
    Average number of Class A limited partnership units outstanding .     2,142     2,142     2,142
                                                                        =======   =======   =======
    Distributions declared per Class A limited partnership unit .....   $    --   $  0.75   $  1.25
                                                                        =======   =======   =======

            See accompanying notes to Consolidated Financial Statements

                            HEARTLAND PARTNERS, L.P.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the Years Ended December 31, 1998, 1997, and 1996
                             (amounts in thousands)

                                                                                   1998      1997      1996
                                                                                  -------   -------   -------
Cash Flow from Operating Activities:
------------------------------------
Net income (loss) .............................................................   $(6,084)  $(2,163)  $   388
Adjustments reconciling net income (loss) to net cash used in operating activities:
Bad debt expense ..............................................................       211        98        27
Depreciation ..................................................................       124        94       131
Accretion of discount on securities ...........................................        --       (21)      (78)
Loss (Gain) on sale of securities .............................................        --         3       (79)
Net change in allowance for claims and liabilities ............................       593      (491)      168
Net change in assets and liabilities:
    Decrease (increase) in accounts receivable ................................      (313)      181       205
    Increase in housing inventories..... ......................................    (4,852)   (3,486)     (848)
    Decrease in land held for sale ............................................       233       123        81
    Decrease in land held for development .....................................       790       158       350
    (Increase) decrease in capitalized development costs ......................      (923)    1,234        44
    Increase (decrease) in accounts payable and accrued liabilities ...........     1,895       476      (208)
    (Decrease) increase in management fee due affiliate .......................      (142)       --        --
    Net change in other assets and liabilities ................................     1,656       759      (280)
                                                                                  -------   -------   -------
    Net cash used in Operating Activities .....................................    (6,812)   (3,035)      (99)
                                                                                  -------   -------   -------
Cash Flow from Investing Activities:
------------------------------------
Additions to buildings and other ..............................................      (228)     (510)      (62)
Net (purchases) sales and maturities of marketable securities .................        (6)    4,636     1,259
                                                                                  -------   -------   -------
Net cash (used in) provided by investing activities ...........................      (234)    4,126     1,197
                                                                                  -------   -------   -------
Cash Flow from Financing Activities:
------------------------------------
(Repayment of) proceeds from note payable to Heartland Technology, Inc. .......        --        --      (648)
Advances on notes payable, net ................................................     9,742     3,011       737
Increase in restricted cash ...................................................    (1,840)     (424)     (300)
Distribution paid to unitholders ..............................................    (1,631)   (2,719)       --
                                                                                  -------   -------   -------
Net cash provided by (used in) financing activities ...........................     6,271      (132)     (211)
                                                                                  -------   -------   -------
Net (decrease) increase in cash ...............................................      (775)      959       887
Cash at beginning of year .....................................................     1,890       931        44
                                                                                  -------   -------   -------
Cash at end of year ...........................................................   $ 1,115   $ 1,890   $   931
                                                                                  =======   =======   =======
Supplemental Disclosure of Non Cash Operating Activities:
---------------------------------------------------------
Net land held for development and capitalized development costs transferred       $ 5,034   $    --   $    --
  to housing inventories ......................................................   =======   =======   =======

          See accompanying notes to Consolidated Financial Statements

                           Heartland Partners, L.P.
                  Notes to Consolidated Financial Statements
             For the years ended December 31, 1998, 1997 and 1996


1.  Organization

Heartland Partners, L.P. ("Heartland" or the "Company"), a Delaware limited partnership, was formed on October 6, 1988. Heartland's existence will continue until December 31, 2065, unless extended or dissolved pursuant to the provisions of Heartland's partnership agreement.

Heartland was organized to engage in the ownership, purchasing, development, leasing, marketing, construction and sale of real estate properties. CMC Heartland Partners ("CMC") is an operating general partnership owned 99.99% by Heartland and .01% by Heartland Technology, Inc. ("HTI"), formerly known as Milwaukee Land Company ("MLC"). HTI is the general partner of Heartland (in such capacity, the "General Partner"). In July 1993, Heartland Development Corporation ("HDC"), a Delaware corporation, wholly-owned by Heartland and CMC, formed CMC Heartland Partners I, Limited Partnership ("CMCI"), a Delaware limited partnership, to undertake a planned housing development in Rosemount, Minnesota ("Bloomfield" or "Rosemount"). CMC has a 100% membership interest in CMC Heartland Partners II ("CMCII"), CMC Heartland Partners III ("CMCIII"), CMC Heartland Partners IV ("CMCIV"), CMC Heartland Partners V ("CMCV") CMC Heartland Partners VI ("CMCVI"), CMC Heartland Partners VII ("CMCVII") and CMC Heartland Partners VIII ("CMCVIII"). CMCII was formed to participate in the Goose Island Industrial park joint venture in Chicago, Illinois. CMCIII was formed in 1997 to develop a portion of the Kinzie Station property in Chicago, IL. CMCV was formed in 1996 to acquire finished lots and to construct and sell houses in Osprey Cove ("Osprey Cove" or "St. Marys"), a master-planned residential community in St. Marys, GA. CMCVII was formed in 1998 to acquire and engage in sales, marketing and construction of homes in the Longleaf Country Club, Southern Pines, NC ("Southern Pines" or "Longleaf"). CMCIV, CMCVI and CMCVIII were formed at various times to acquire and hold properties under various stages of negotiations. CMC also owns 100% of the common stock of Lifestyle Communities, Ltd. ("LCL") which serves as the exclusive sales agent in the St. Marys, Southern Pines and Kinzie Station developments. LCL is also the general contractor in the St. Marys development. CMC owns 100% of the stock of Lifestyle Construction Company, Inc. ("LCC") which serves as the general contractor in North Carolina. Except as otherwise noted herein, references herein to "Heartland" or the "Company" include CMC, HDC, CMCI, CMCII, CMCIII, CMCIV, CMCV, CMCVI, CMCVII, CMCVIII, LCL and LCC.

Heartland's partnership agreement provides generally that Heartland's net income
(loss) will be allocated 1% to the General Partner, 98.5% to the Class A limited partners (the "Unitholders") and 0.5% to the Class B limited partner. In addition, the partnership agreement provides that certain items of deduction, loss, income and gain may be specially allocated to the Class A Unitholders or to the holder of the Class B Interest or the General Partner. Also, the partnership agreement provides that if an allocation of a net loss to a partner would cause that partner to have a negative balance in its capital account at a time when one or more partners would have a positive balance in their capital account, such net loss shall be allocated only amoung partners having positive balances in their capital accounts.

The General Partner has the discretion to cause Heartland to make distributions of Heartland's available cash in an amount equal to 98.5% to the Unitholders, 0.5% to the holder of the Class B Interest and 1% to the General Partner. There can be no assurance as to the amount or timing of Heartland's cash distributions or whether the General Partner will cause Heartland to make a cash distribution if cash is available. On November 24, 1997, Heartland declared a cash distribution in the amount of $1.6 million to Unitholders and Partners of record on December 29, 1997, which dividend was paid on January 7, 1998. On December 4, 1997, Heartland's partnership agreement was amended to allow the General Partner in its discretion to establish a record date for distributions of the last day of any calendar month.

At December 31, 1998, land held for sale consisted of scattered land parcels. States in which large land holdings are located are Illinois, Iowa, Minnesota, Montana, North Dakota, South Dakota, Washington, and Wisconsin. The remaining acreage is located in Idaho, Indiana, Michigan and Missouri.

Most of the properties are former railroad rights-of-way, located in rural areas, comprised of long strips of land approximately 100 feet in width. Also included are former station grounds and rail yards. Certain air rights and fiber optics development rights are also owned.

                           Heartland Partners, L.P.
           Notes to Consolidated Financial Statements - (Continued)


The land is typically unimproved. Some of the properties are improved with structures (such as grain elevators and sheds) erected and owned by lessees. Other properties are improved with Heartland-owned buildings that are of little or no value.

Improved properties of value to Heartland include a three-story office building with 60,000 square feet of space in Milwaukee, Wisconsin, a two-story warehouse/office building in northwestern Chicago used for the storage of partnership records, and several small, old warehouse buildings in Milwaukee which are leased to third parties for warehouse use.

At December 31, 1998, property available for development, including housing inventories, consisted of 15 sites with a book value of land is $10.8 million. Heartland reviews these properties to determine whether to hold, develop, either solely or with a third party joint venturer, or sell them. Heartland's objective for these properties is to maximize unitholder value over a period of years.

Heartland has a 3.88 acre site in Chicago, Illinois known as Kinzie Station under development. Phase I consists of 163 units in a Tower Building, 24 units in a Plaza Building and 6 Townhomes. CMC is also selling and building single family homes in Osprey Cove located in St. Marys, Georgia, Longleaf Country Club in Southern Pines, North Carolina and the Bloomfield community in Rosemount, Minnesota. These sites are classified as housing inventories.


2.  Summary of Significant Accounting Policies

Consolidation
-------------

The consolidated financial statements include the accounts of Heartland; CMC, its 99.99% owned operating partnership; HDC, 100% owned by Heartland; CMCI, 1% general partnership interest owned by HDC and 99% owned by CMC; CMC II, CMC III, CMCIV, CMCV, CMCVI, CMCVII, CMCVIII, LCL and LCC, each 100% owned by CMC. All intercompany transactions have been eliminated in consolidation.


Revenue Recognition
-------------------

Revenues from housing and land sales are recognized in the period in which title passes and cash is received.


Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Marketable Securities
---------------------

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such classification as of each balance sheet date. Debt securities that the Company does not have the positive intent or ability to hold to maturity, and all marketable equity securities are classified as available-for-sale and are carried at fair value. All of Heartland's marketable securities held at December 31, 1998 and 1997 are classified as available-for-sale. Unrealized holding gains and losses on securities classified as available-for-sale are reported as a separate component of partners' capital. Partners' capital included an unrealized holding loss on marketable securities classified as available for sale of $2,000 at December 31, 1997. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains (losses). Premiums and discounts on marketable securities are amortized

                           Heartland Partners, L.P.
           Notes to Consolidated Financial Statements - (Continued)


on a straight-line basis using the maturity date of the security to determine the amortization period and such amortization is included in interest income. The cost of securities sold is based on the specific identification method.


Properties
----------

Properties are carried at their historical cost. Expenditures which significantly improve the values or extend useful lives of the properties are capitalized. Predevelopment costs including interest, financing fees, and real estate taxes that are directly identified with a specific development project are capitalized. Repairs and maintenance are charged to expense as incurred. Depreciation is provided for financial statement purposes over the estimated useful life of the respective assets ranging from 7 years for office equipment and fixtures to 40 years for building and improvements primarily using the straight-line method.

Properties held for development, including capitalized predevelopment costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the particular development property may not be recoverable. If these events or changes in circumstances are present, the Company estimates the sum of the expected future cash flows (undiscounted) to result from the development operations and eventual disposition of the particular development property, and if less than the carrying amount of the development property, the Company will recognize an impairment loss based on discounted cash flows. Upon recognition of any impairment loss the Company would measure that loss based on the amount by which the carrying amount of the property exceeds the estimated fair value of the property.

For properties held for sale, an impairment loss is recognized when the fair value of the property, less the estimated cost to sell, is less than the carrying amount of the property.

Housing inventories, (including completed model homes), consisting of land, land development, direct and indirect construction costs and related interest, are recorded at cost which is not in excess of fair value. Land, land development, and indirect costs are allocated to cost of sales on the basis of units sold in relation to the total anticipated units in the related development project; such allocation approximates the relative sales value method. Direct construction costs are allocated to the specific units sold for purposes of determining costs of sales. Selling and marketing costs, not including those costs incurred related to furnishing and developing the models and sales office, are expensed in the period incurred. Costs incurred in the construction of the model units and related furnishings are capitalized at cost. The Company intends to offer these units for sale at the completion of a project and, accordingly, no amortization of direct construction costs is provided. Housing inventories are reviewed for impairment whenever events or circumstances indicate the fair value is less than the cost. If these events or changes in circumstances are present, the Company then would write down the inventory to its fair value.

As of December 31, 1998 and 1997, management is not aware of any impairment losses in the Company's real estate assets. Accordingly, no impairment losses were recognized during any of the years presented.

                           Heartland Partners, L.P.
           Notes to Consolidated Financial Statements - (Continued)


Housing inventories consisted of the following at December 31, 1998, and 1997:

                            (amounts in thousands)
                                                       1998     1997
                                                     --------  -------
Land under development............................    $ 4,568   $1,421

Direct construction costs.........................      2,109    1,843

Capitalized project costs.........................      7,301      828
                                                      -------   ------
                                                      $13,978   $4,092
                                                      =======   ======


Interest, financing fees, and real estate taxes relating to land and construction in progress are capitalized and, accordingly, are included in the aggregate cost of housing inventories. These costs are amortized to cost of sales on a per unit basis in relationship to the total units of the related development based upon the total estimated budget to be incurred for the development. This accounting treatment approximates the relative sales value method. Additionally, the Company provides each home purchaser with a one-year warranty covering the major components of the unit. The costs associated with these warranties are immaterial and therefore, expensed as incurred.

Fair Value of Financial Instruments
-----------------------------------

Management has considered fair value information relating to its financial instruments at December 31, 1998. For cash and marketable securities, the carrying amounts approximate fair value. For variable rate debt that reprices frequently, fair values approximate carrying values. For all remaining financial instruments, carrying value approximates fair value due to the relatively short maturity of these instruments.

Income Taxes
------------

A publicly-traded partnership generally is not liable for Federal income taxes, provided that for each taxable year at least 90% of its gross income consists of certain passive types of income. In such case, each partner includes its proportionate share of partnership income or loss in its own tax return. Accordingly, no provision for income taxes is reflected in Heartland's financial statements.

Heartland's assets are carried at historical cost. At December 31, 1998, the tax basis of the properties and improvements for Federal income tax purposes was greater than their carrying value for financial reporting purposes.

Segment Reporting
-----------------

During the fourth quarter of 1998, Heartland adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("Statement No. 131"). Statement No. 131 superseded FASB Statement of Financial Accounting Standards No. 14, Financial Reporting for Segments of a Business Enterprise ("Statement No. 14"). Statement No. 131 establishes standards for the way that public business enterprises report information regarding reportable operating segments. The adoption of Statement No. 131 did not affect Heartland's results of operations or financial position.

The Company has two primary reportable business segments, which consist of land sales and property development (See Note 11 to the Consolidated Financial Statements).

                           Heartland Partners, L.P.
           Notes to Consolidated Financial Statements - (Continued)


Reclassification
----------------

Certain reclassifications have been made to the previously reported 1997 and 1996 statements in order to provide comparability with the 1998 statements. These reclassifications have not changed the 1997 and 1996 results.

3.  Restricted Cash

On May 14, 1997, CMC established a line of credit agreement in the amount of $5 million with LaSalle National Bank ("LNB") pursuant to which CMC pledged cash in the amount of $500,000 as an interest reserve. During 1998, LNB increased the line of credit to $8.5 million and extended the maturity date of the loan to April 30, 1999, pursuant to which CMC pledged additional cash in the amount of $350,000 as an interest reserve. On December 30, 1997, CMCV renewed a line of credit agreement in the amount of $3 million with NationsBank ("NB") pursuant to which CMCV pledged cash in the amount of $100,000 as an interest reserve. This cash was released in 1998. On November 30, 1998, CMCI executed an agreement for a $2,500,000 loan with Bank One relating to the Bloomfield project pursuant to which CMCI has pledged $502,000 in cash as an interest reserve (see Note 4 to the Consolidated Financial Statements). Restricted cash also includes purchasers' earnest money escrow deposits of $1,202,000 and $114,000 at December 31, 1998, and 1997, respectively and a $10,000 construction improvement bond held by the Osprey Cove Homeowners Association. The total restricted cash at December 31, 1998 and 1997 was $2,564,000 and $724,000, respectively.

4.  Notes Payable

On May 14, 1997, CMC signed a line of credit agreement in the amount of $5 million with LNB, pursuant to which CMC granted LNB a first lien on certain parcels of land in Chicago, IL which had a carrying value of $5,560,000 and $6,407,000 as of December 31, 1998, and 1997, respectively. Also, pursuant to the line of credit agreement, CMC pledged cash in the amount of $500,000 as an interest reserve. The agreement terminated on May 1, 1998, but was extended through June 30, 1998. On June 30, 1998, the loan was amended extending the maturity date to April 30, 1999, and increasing the line to $8.5 million. The Company has subsequently pledged additional cash in the amount of $350,000 bringing the total interest reserve to $850,000. On October 23, 1998, CMC amended the loan temporarily increasing the line to $9,500,000 and reducing net worth requirements to $8,500,000. The $1,000,000 temporary increase was paid back in December 1998. Advances against the line of credit bear interest at the prime rate of LNB plus 1.0% (8.75% at December 31, 1998). At December 31, 1998, and 1997, $8,321,000 and $2,000,000 respectively, had been advanced to the Company by LNB against the line of credit. The Company is currently in negotiations with LNB to extend the maturity of the loan, modify certain existing financial covenants, and increase the amount of the credit facility. While the Company has no reason to believe that the extension, modification of terms and increased capacity of the credit facility will not be granted, there can be no assurance that the contemplated transaction will be approved by LNB. No adjustments related to this uncertainty have been made in the accompanying financial statements.

On December 30, 1996, CMCV signed a revolving line of credit agreement in the amount of $3 million with NB to acquire lots and construct houses in the Osprey Cove subdivision, St. Marys, Georgia, pursuant to which CMC granted a first mortgage to NB on specific lots in said subdivision with a carrying value of $5,138,000 and $4,092,000 at December 31, 1998, and 1997, respectively. On
December 30, 1998, Heartland entered into a modification agreement to its December 30, 1996, revolving line of credit agreement in the amount of $3 million for Osprey Cove to extend the maturity date to June 30, 1999. The line of credit with NB bears interest at the prime rate of NB plus 1% (8.75% at December 31, 1998). At maturity, all outstanding advances and any accrued interest must be paid. In the event the loan is not renewed, it will be extended for a period of six months to allow for completion of homes then under construction, but no new construction will be commenced. NB had advanced $2,288,000 and $1,750,000 at December 31, 1998, and 1997, respectively against the revolving line of credit facility.

                           Heartland Partners, L.P.
           Notes to Consolidated Financial Statements - (Continued)


Under the terms of the agreement, CMCV is required to maintain a minimum net worth of $500,000 and a minimum leverage ratio not to exceed of 4:1.

In December 1998 the Company signed a commitment letter for $3,000,000 with NB to construct homes in the Longleaf community. NB makes individual loans on each home at the time construction begins. The third party developer subordinates its lot to NB's construction loan. As of December 31, 1998, the Company had outstanding balances on 7 term loans totaling $383,000. The carrying value of the related inventory at December 31, 1998, totaled $546,000. The term of each loan is one year and bears interest at the NB prime rate plus 1% (8.75% at December 31, 1998).

On November 30, 1998, Heartland executed an agreement for a $2,500,000 loan with Bank One relating to the Bloomfield project. The two year loan bears interest at the prime rate (7.75% at December 31,1998). $500,000 of the loan was placed in an interest reserve. The loan is collateralized by the Phase II land with a carry value of $918,000 at December 31, 1998. In addition, Bank One is providing a $1,750,000 development loan, a letter of credit for $179,000 to the City of Rosemount and a $4,000,000 revolving credit line for the construction of homes; these credit facilities were executed in February 1999. The Company believes that no additional financing will be needed for Phase I of the Rosemount community.

On January 6, 1999, the Kinzie Station 2.5 year loan agreement in the amount of $29,812,000 was signed with Corus Bank N.A. The loan bears interest at the prime rate plus one percent. This loan is collateralized by the real estate contained in the project. In conjunction with the loan, a Construction Contract with the guaranteed maximum price of $24,710,000 was entered into with a general contractor. The first draw was completed in January 1999.

During the years ended December 31, 1998, 1997, and 1996, the Company incurred and paid interest on loans in the amount of $802,000, $189,000 and $108,000, respectively, of which $802,000, $126,000 and $0 was capitalized. Interest expense in 1997 and 1996 is recorded in general and administrative expense.

5.  Recognition and Measurement of Environmental Liabilities

It is Heartland's practice to evaluate environmental liabilities associated with its properties on a regular basis. An allowance is provided with regard to potential environmental liabilities, including remediation, legal and consulting fees, when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The amount of any liability is evaluated independently from any claim for recovery. If the amount of the liability cannot be reasonably estimated but management is able to determine that the amount of the liability is likely to fall within a range, and no amount within that range can be determined to be the better estimate, then an allowance in the minimum amount of the range is established. Environmental costs which are incurred in connection with Heartland's development activities are expensed or capitalized as appropriate.

Estimates which are used as the basis for allowances for the remediation of a particular site are taken from evaluations of the range of potential costs for that site made by independent consultants. These evaluations are estimates based on professional experience but necessarily rely on certain significant assumptions including the specific remediation standards and technologies which may be required by an environmental agency as well as the availability and cost of subcontractors and disposal alternatives. (See Note 8).

There is not sufficient information to reasonably estimate all the environmental liabilities of which management is aware. Accordingly, management is unable to determine whether environmental liabilities which management is unable to reasonably estimate will or will not have a material effect on Heartland's results of operations or financial condition.

                           Heartland Partners, L.P.
           Notes to Consolidated Financial Statements - (Continued)


6.  Related Party Transactions

CMC has a management agreement with HTI, pursuant to which CMC is required to pay HTI an annual management fee in the amount of $425,000. On December 29, 1995, HTI advanced CMC approximately $648,000 and on February 14, 1996 HTI advanced an additional $425,000 for past due management fees. Each advance was in the form of a note payable on demand and bore interest at the prime rate plus 2.5%. Interest expense on the note was approximately $107,000 for 1996. On December 31, 1996, CMC paid HTI $1,180,400 related to previously accrued management fees including $107,400 for interest related to the past due amounts. At December 31, 1997, the management fee accrued and unpaid was approximately $425,000 representing deferred management fees for the year ended December 31, 1997. In February 1998, CMC paid HTI the $425,000 management fee. $142,000 of the 1998 management fee was paid in 1998.

Under a management services agreement, HTI reimburses Heartland for reasonable and necessary costs and expenses for services totaling $322,000 for the year ended December 31, 1998, $228,000 for 1997 and $180,000 for 1996. HTI owes CMC
$442,000 as of December 31, 1998, related to these expenses.

7.  Leases

Heartland is a lessor under numerous property lease arrangements with varying lease terms. The majority of the leases are cancelable by either party upon thirty to sixty days notice and provide nominal rental income to Heartland. The leases generally require the lessee to construct, maintain and remove any improvements, pay property taxes, maintain insurance and maintain the condition of the property. Heartland has several major leases on buildings and land in Chicago, Illinois, Milwaukee, Wisconsin and Minneapolis, Minnesota which account for over half of Heartland's annual rental income.

Heartland is lessor with one non-cancellable operating lease for $114,400 per year that will continue as long as the lessee operates its railroad line.

Heartland leases its office premises as well as offices at certain development sites and certain equipment under various operating leases. Future minimum lease commitments under non-cancellable operating leases are as follows:

1999............................................  $310,000
2000............................................   192,000
2001............................................   115,000
2002............................................    48,000
                                                  --------
   Total........................................  $665,000
                                                  ========

Rent expense for the years ended December 31, 1998, 1997, and 1996 was $294,000, $133,000, and $132,000, respectively.

8.  Legal Proceedings and Contingencies

At December 31, 1998, and 1997, Heartland's allowance for claims and liabilities was approximately $2.8 million and $2.2 million, respectively. During the year ended December 31, 1998, 1997, and 1996 provisions for, a $1,461,000, $78,000 and $1,141,000, respectively, were recorded with respect to environmental matters. Significant legal matters are discussed below.

Soo Line Matters
----------------

                           Heartland Partners, L.P.
           Notes to Consolidated Financial Statements - (Continued)


The Soo Line Railroad Company (the "Soo") has asserted that the Company is liable for certain occupational injury claims filed after the consummation of an Asset Purchase Agreement and related agreements ("APA") by former employees now employed by the Soo. The Company has denied liability for each of these claims based on a prior settlement with the Soo. The Soo has also asserted that the Company is liable for the remediation of releases of petroleum or other regulated materials at six different sites acquired from the Company located in Iowa, Minnesota and Wisconsin. The Company has denied liability based on the APA.

The occupational and environmental claims are all currently being handled by the Soo, and the Company understands the Soo has paid settlements on many of these claims. As a result of Soo's exclusive handling of these matters, the Company has made no determination as to the merits of the claims and is unable to determine the materiality of these claims.

Tacoma, Washington
------------------

In June 1997, the Port of Tacoma ("Port") filed a complaint in the United States District Court for the Western District of Washington alleging that the Company was liable under Washington state law for the cost of the Port's remediation of a railyard sold in 1980 by the bankruptcy trustee for the Company's predecessor to the Port's predecessor in interest.

On October 1, 1998, the Company entered into a Settlement Agreement with the Port in which the Port released all claims and the Company agreed to either pay $1.1 million or to convey real property to be agreed upon between the parties at a later date. At December 31, 1998, and 1997, Heartland's allowance for claims and liabilities for this site was $1,100,000 and $290,000, respectively.

The Company will not make a claim on its insurance carriers in this matter because the settlement amount does not exceed the self insured retention under the applicable insurance policies.

Wheeler Pit, Janesville, Wisconsin
----------------------------------

In November 1995 the Company settled a claim with respect to the Wheeler Pit site near Janesville, Wisconsin. The settlement calls for the Company to pay General Motors $800,000 at $200,000 annually for four years, 32% of the monitoring costs for twenty-five years beginning in 1997 and 32% of governmental oversight costs; the oversight costs not to exceed $50,000. Payments of $200,000 were made in 1995, 1996, 1997 and 1998. A payment of $50,000 for past government oversight costs was made in October 1998. At December 31, 1998, and 1997, Heartland's allowance for claims and liabilities for this site was $184,000 and $408,000, respectively, of which $171,000 and $358,000 represents the annual payments discounted at 4.54% and 6.07% respectively.

Miscellaneous Environmental Matters
-----------------------------------

Under environmental laws, liability for hazardous substance contamination is imposed on the current owners and operators of the contaminated site, as well as the owner or the operator of the site at the time the hazardous substance was disposed or otherwise released. In most cases, this liability is imposed without regard to fault. Currently, the Company has known environmental liabilities associated with certain of its properties arising out of the activities of its predecessor or certain of its predecessor's lessees and may have further material environmental liabilities as yet unknown. The majority of the Company's known environmental liabilities stem from the use of petroleum products, such as motor oil and diesel fuel, in the operation of a railroad or in operations conducted by its predecessor's lessees. The following is a summary of material known environmental matters, in addition to those described above.

The Montana Department of Environmental Quality ("DEQ") has asserted that the Company is liable for some or all of the investigation and remediation of certain properties in Montana sold by its predecessor's reorganization trustee

                           Heartland Partners, L.P.
           Notes to Consolidated Financial Statements - (Continued)


prior to the consummation of its predecessor's reorganization. The Company has denied liability at certain of these sites based on the reorganization bar of the Company's predecessors. The Company's potential liability for the investigation and remediation of these sites was discussed in detail at a meeting with DEQ in April 1997. While DEQ has not formally changed its position, DEQ has not elected to file suit. Management is not able to express an opinion at this time whether the cost of the defense of this liability or the environmental exposure in the event of the Company's liability will or will not be material.

At twelve separate sites, the Company has been notified that releases arising out of the operations of a lessee, former lessee or other third party have been reported to government agencies. At each of these sites, the third party is voluntarily cooperating with the appropriate agency by investigating the extent of any such contamination and performing the appropriate remediation, if any.

The Company has petroleum groundwater remediation projects or long term monitoring programs at Austin, Minnesota, Farmington, Minnesota, and Miles City, Montana. At December 31, 1998, and 1997, Heartland's aggregate allowance for claims and liabilities for these sites were approximately $41,000 and $187,000, respectively.

In December 1989, the Minnesota Pollution Control Agency ("MPCA") added a site which includes the Company's Pig's Eye Yard site in St. Paul, Minnesota to its Permanent List of Priorities based on historical records and an initial investigation of soil and groundwater conditions adjacent to Pig's Eye Yard. Portions of this site had been leased to the City of St. Paul for a landfill and to the Metropolitan Waste Control Commission for disposal of incinerator ash. The site, which includes portions of the adjacent municipal waste water treatment plant, was placed on the Superfund Accelerated Clean Up Model list in 1993. No potentially responsible parties ("PRPs") have been formally named at this site. The Company has reached an agreement to sell its interest in this property to the city of St. Paul for $630,000, subject to final documentation.

The Company has an interest in property at Moses Lake, Washington previously owned and used by the United States government as an Air Force base. Sampling by the Army Corps of Engineers has indicated the presence of various regulated materials, primarily in the groundwater, which were most likely released as a result of military or other third party operations. A portion of the Company's property is located over a well field which was placed on the national priority list in October 1992. The Company has not been named as a PRP.

The Company is voluntarily investigating the environmental condition of a property in Minneapolis, Minnesota in connection with a contract to sell the property. The investigation has indicated certain metal impacts in the soil and groundwater. The Company's estimate at this time is that the remediation construction may cost between $425,000 and $881,000. The contract sale price is $562,000. At December 31, 1998, and 1997, Heartland's aggregate allowance for claims and liabilities for these sites was approximately $518,000 and $472,000, respectively.

In addition to the environmental matters set forth above, there may be other properties, i), with environmental liabilities not yet known to the Company, or
ii), with potential environmental liabilities for which the Company has no reasonable basis to estimate or, iii), which the Company believes the Company is not reasonably likely to ultimately bear the liability, but the investigation or remediation of which may require future expenditures. Management is not able to express an opinion at this time whether the environmental expenditures for these properties will or will not be material.

The Company has given notice to its insurers of certain of the Company's environmental liabilities. Due to the high deductibles on these policies, the Company has not yet demanded that any insurer indemnify or defend the Company. Consequently, management has not formed an opinion regarding the legal sufficiency of the Company's claims for insurance coverage.

                           Heartland Partners, L.P.
           Notes to Consolidated Financial Statements - (Continued)


The Company is also subject to other suits and claims which have arisen in the ordinary course of business. In the opinion of management, reasonably possible losses from these matters should not be material to the Company's results of operations or financial condition.

9.  Compensation and Benefits

An employment agreement with the President and Chief Executive Officer of CMC provides for a base salary of $275,000 through May 30, 2002, all or a portion of which may be deferred at the officer's election. The contract provides incentive compensation equal to 10% of the value of all amounts distributed to Unitholders and the holder of the Class B Interest in excess of the "Capital Amount" as defined. The Capital Amount approximates the average market value of the Units for the first 30 trading days after the Distribution Date, subject to adjustment as set forth in the contract. During or after the term of employment, incentive payments will be made with respect to distributions by Heartland during Heartland's term of existence, and if distributions are made subsequent to such officer's death, payments will be made to his designee or estate. The contract also provides that in the event of a "change of control of Heartland" during or after the term of employment, the officer shall receive a lump sum payment of $1,250,000.

Heartland sponsors a Group Savings Plan, which is a salary reduction plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986. All full-time permanent employees of Heartland are eligible to participate in the plan. A participating employee can authorize contributions to the plan in the form of salary reductions of up to the maximum allowed by the Internal Revenue Code in any plan year. In 1998 Heartland made matching contributions of 50% of each participant's contribution to the plan. Beginning January 1, 1999, Heartland will make matching contributions of 25%. Participating 1998 employees are fully vested with respect to salary reduction and Heartland's contributions. For all future participants, they are fully vested with respect to salary reduction immediately but the matching contribution vests at 20% per year. Benefits are normally distributed upon retirement (on or after age 65), death or termination of employment, but may be distributed prior to termination of employment upon showing of financial hardship. Heartland contributed to the plan approximately $80,000 in 1998, $60,000 in 1997, and $65,000 in 1996 on behalf of all employees.

10. Marketable Securities

The following is a summary of marketable securities:

                                                                 Gross       Gross     Estimated
                                                    Amortized  Unrealized  Unrealized    Fair
                                                      Cost       Gains       Losses      Value
                                                    ---------  ----------  ----------  ---------
                                                                  (in thousands)
December 31, 1998
U.S. Treasury securities and obligations of U.S.
 government agencies...............................  $   149   $       --   $    --    $    149
                                                     =======   ==========   =======    ========

At December 31, 1998 and 1997 all marketable securities were classified as available-for-sale. Proceeds from sale and maturities of debt securities during 1998, 1997, and 1996, were $297,000, $9,015,000, and $27,238,000, respectively.
The gain on sale of securities in 1997 was approximately $3,000. Proceeds from sales in 1998 and 1996 approximated cost for all securities at the date of sale. The net adjustment to unrealized holding gains (losses) on marketable securities included as a separate component of partners' capital was $2,000, $0 and $(44,000) for the years ended December 31, 1998, 1997 and 1996, respectively.

                           Heartland Partners, L.P.
           Notes to Consolidated Financial Statements - (Continued)


The cost and estimated fair value of debt securities at December 31, 1998, by contractual maturity are shown below. Actual maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                                            Estimated
                                            Amortized          Fair
                                               Cost           Value
                                          --------------  --------------
                                          (in thousands)  (in thousands)
Due in one year or less.................       $149            $149
Due after one year through three years..        ---             ---
Due after three years...................        ---             ---
                                               ----            ----
   Total................................       $149            $149
                                               ====            ====

11. Reportable Segments

The following tables set forth the reconciliation of net income and total assets for Heartland's reportable segments for the years ended December 31, 1998, 1997 and 1996 (See Note 2 to the Consolidated Financial Statements).

                                                           Property
    1998 (amounts in thousands)       Land Sales (1)    Development (2)   Corporate (3)  Consolidated
----------------------------------    --------------    ---------------   -------------  ------------

Revenues:
---------
Property sales....................        $1,814            $ 4,417          $     0        $ 6,231
Less: cost of property sales......           215              4,190                0          4,405
                                          ------            -------          -------        -------
   Gross profit on property sales.         1,599                227                0          1,826
Rental income.....................           886                  0                0            886
Portfolio income..................             0                  0               63             63
Miscellaneous income..............             0                514                0            514
                                          ------            -------          -------        -------
   Total Net Revenues.............         2,485                741               63          3,289
                                          ------            -------          -------        -------
Expenses:
---------
Selling...........................             0              2,876                0          2,876
Real estate taxes.................           209                190                0            399
General and administrative........           986                327            2,775          4,088
Environmental Expense.............           248                 25            1,188          1,461
Management fee....................             0                  0              425            425
Depreciation and amortization.....             0                 84               40            124
                                          ------            -------          -------        -------
   Total Expenses.................         1,443              3,502            4,428          9,373
                                          ------            -------          -------        -------
   Net Income (Loss)..............        $1,042            $(2,761)         $(4,365)       $(6,084)
                                          ======            =======          =======        =======
   Properties, net of accumulated
       depreciation...............        $  937            $26,296          $   819        $28,052
                                          ======            =======          =======        =======
   Total assets...................        $1,290            $29,403          $ 2,538        $33,231
                                          ======            =======          =======        =======

                           Heartland Partners, L.P.
           Notes to Consolidated Financial Statements - (Continued)

                                                            Property
1997 (amounts in thousands)            Land Sales(1)     Development(2)     Corporate (3)    Consolidated
-----------------------------------    -------------     --------------     -------------    ------------
Revenues:
---------
Property sales.....................       $1,708            $ 5,419            $     0          $ 7,127
Less: cost of property sales.......          125              3,282                  0            3,407
                                          ------            -------            -------          -------
   Gross profit on property sales..        1,583              2,137                  0            3,720
Rental income......................        1,104                  0                  0            1,104
Portfolio income...................            0                  0                 62               62
Miscellaneous income...............            0                286                  0              286
                                          ------            -------            -------          -------
     Total Net Revenues............        2,687              2,423                 62            5,172
                                          ------            -------            -------          -------
Expenses:
---------
Selling............................            0              1,903                  0            1,903
Real estate taxes..................          182                521                  0              703
General and administrative.........          565                 50              3,517            4,132
Environmental Expense..............            0                 78                  0               78
Management fee.....................            0                  0                425              425
Depreciation and amortization......            0                 67                 27               94
                                          ------            -------            -------          -------
     Total Expenses................          747              2,619              3,969            7,335
                                          ------            -------            -------          -------
     Net Income (Loss).............       $1,940            $  (196)           $(3,907)         $(2,163)
                                          ======            =======            =======          =======
     Properties, net of accumulated
       depreciation................       $1,171            $21,371            $   654          $23,196
                                          ======            =======            =======          =======
     Total assets..................       $1,422            $21,854            $ 3,562          $26,838
                                          ======            =======            =======          =======

                           Heartland Partners, L.P.
           Notes to Consolidated Financial Statements - (Continued)


                                                        Property
    1996 (amounts in thousands)      Land Sales (1)  Development (2)  Corporate (3)  Consolidated
-----------------------------------  --------------  ---------------  -------------  ------------

Revenues:
---------
Property sales......................        $1,218           $5,700        $     0         $6,918
Less: cost of property sales........            81            1,593              0          1,674
                                            ------           ------        -------         ------
   Gross profit on property sales...         1,137            4,107              0          5,244
Rental income.......................         1,039                0              0          1,039
Portfolio income....................             0                0            419            419
Miscellaneous income................             0              223              0            223
                                            ------           ------        -------         ------
   Total Net Revenues...............         2,176            4,330            419          6,925
                                            ------           ------        -------         ------

Expenses:
---------
Selling.............................             0              501              0            501
Real estate taxes...................           130              854              0            984
General and administrative..........           582                0          2,773          3,355
Environmental Expense...............             0            1,141              0          1,141
Management fee......................             0                0            425            425
Depreciation and amortization.......             0               59             72            131
                                            ------           ------        -------         ------

   Total Expenses...................           712            2,555          3,270          6,537
                                            ------           ------        -------         ------

   Net Income (Loss)................        $1,464           $1,775        $(2,851)        $  388
                                            ======           ======        =======         ======

(1) The Land Sales reportable business segment consists of the approximately 15,730 acres of land located throughout 12 states for sale or rental as of December 31, 1998, and after the related sales and marketing general and administrative expenses.

(2) The Property Development reportable business segment consists of the approximately 915 acres representing 15 sites that Heartland is in the process of developing or homebuilding communities in which the Company is currently acquiring finished lots, and building and then selling homes. The related selling and operating expenses are also reported for this business segment.

(3) The Corporate level consists of portfolio income from investments and salaries and general and administrative expenses for the employees and occupied office space in Chicago, Illinois.

                                                                     SCHEDULE II

                           HEARTLAND PARTNERS, L.P.
                       VALUATION AND QUALIFYING ACCOUNTS
             For The Years Ended December 31, 1998, 1997 AND 1996
                            (amounts in thousands)


                                                        Additions
                                           Balance at   charged to                    Balance
                                           beginning    costs and                      at end
Description                                 of year      expenses      Deductions     of year
-----------                                ----------   ----------   --------------   -------
Year Ended December 31, 1998:
Allowance for claims and liabilities...        $2,169       $1,461      $  (868)(a)    $2,762
                                               ======       ======      ==========     ======

Year Ended December 31, 1997:
Allowance for claims and liabilities...        $2,660       $   78      $  (569)(a)    $2,169
                                               ======       ======      ==========     ======

Year Ended December 31, 1996:
Allowance for claims and liabilities...        $2,492       $1,141      $  (973)(a)    $2,660
                                               ======       ======      ==========     ======

Note:    (a)  Payments

                                                                    SCHEDULE III

                           HEARTLAND PARTNERS, L.P.
                   REAL ESTATE AND ACCUMULATED DEPRECIATION
                               December 31, 1998
                            (amounts in thousands)

                                                                        Cost Capitalized                Gross Amount at Which
                                            Initial Cost to                Subsequent                          Carried
                                               Heartland               to Acquisition (1)               at Close of Period (1)
                                         ----------------------    --------------------------   ------------------------------------
                                                                                                             Building,
                                                   Buildings &                       Carrying             Improvement and
Description                              Land      Improvements    Improvements(3)   Costs(4)     Land     Carrying Costs    Total
-----------                              ----      ------------    ---------------   --------   -------   ----------------  -------
Developable Sites
Chicago, IL...................    (7)   $ 4,434        $  1            $3,233         $2,964    $ 4,434       $ 6,198       $10,632
Milwaukee, WI.................              856         939             1,356(6)       1,198        856         3,493         4,349
Fife, WA......................            2,573           -               262            358      2,573           620         3,193
Rosemount, MN.................   (10)       956           -             1,607            526        956         2,133         3,089
Osprey........................    (8)     1,898           -             2,586            208      1,898         2,794         4,692
Longleaf......................    (9)         -           -               590              -          -           590           590
Other developable properties
 less than 5% of total........               63           -               146(6)          40         63           186           249
                                        -------        ----            ------         ------    -------       -------       -------
Total developable properties..           10,780         940(5)          9,780          5,294     10,780        16,014        26,794
                                        -------        ----            ------         ------    -------       -------       -------
Sale Properties...............              930           -                10(5)           -        930            10           940
                                        -------        ----            ------         ------    -------       -------       -------
TOTAL.........................          $11,710        $940            $9,790         $5,294    $11,710       $16,024       $27,734
                                        =======        ====            ======         ======    =======       =======       =======

                                                                                  Life on
                                                                                   Which
                                                                                Depreciation
                                                                                 In Latest
                                                       Date of                     Income
                                      Accumulated    Completion of     Date       Statement
Description                           Depreciation   Construction    Acquired    Is Computed
-----------                           ------------   -------------   --------   -------------
Developable Sites
Chicago, IL...................  (7)       $ 18          Various      Various         (2)
Milwaukee, WI.................             480          Various      Various         (2)
Fife, WA......................              --          Various      Various
Rosemount, MN.................              --            N/A        Various
Osprey........................  (8)         --            N/A        Various
Other developable properties
 less than 5% of total........              --            N/A        Various
                                          ----
Total developable properties..             498
                                          ----
Sale Properties...............               3          Various      Various
                                          ----
TOTAL.........................            $501
                                          ====

(1) See Attachment A to Schedule III for reconciliation of beginning of period total to total at end of period.
(2) Reference is made to Note 2 to the Consolidated Financial Statements for information related to depreciation.
(3) Improvements include all costs which increase the net realizable value of the property except carrying costs.
(4) Carrying costs consists primarily of legal fees, real estate taxes and interest.
(5) These amounts are included in Buildings and other on the Consolidated Balance Sheet. Also included in the amount shown on the Consolidated Balance Sheet for Buildings and other is furniture and equipment of $1,249, with related accumulated depreciation of $430.
(6) These amounts include a total of $32 that is included in Buildings and other on the Consolidated Balance Sheet.
(7) Includes certain parcels of land encumbered by a $8,321,000 short-term loan (See Note 4 to the Consolidated Financial Statements).
(8)  Includes parcels of land encumbered by a $2,288,000 short-term loan (See
     Note 4 to the Consolidated Financial Statements).
(9) Includes homes encumbered by a $383,000 short-term loan (See Note 4 to the Consolidated Financial Statements).
(10) Includes parcel of land encumbered by a $2,500,000 two year loan (See Note 4 to the Consolidated Financial Statements).

                                                                    Exhibit 99.1

                           HEARTLAND PARTNERS, L.P.
                         ATTACHMENT A TO SCHEDULE III
              RECONCILIATION OF COST OF REAL ESTATE AT BEGINNING
                       OF YEAR WITH TOTAL AT END OF YEAR
                                (IN THOUSANDS)


                                 1998      1997      1996
                                -------   -------   -------
Balance at January 1..........  $22,982   $21,280   $20,903
                                -------   -------   -------
Additions during year:
Other acquisitions............      939     1,125       663
Improvements..................    8,218     3,987     1,388
                                -------   -------   -------
   Total Additions............    9,157     5,112     2,051
                                -------   -------   -------
Deductions during year:
   Cost of real estate sold...    4,405     3,410     1,674
                                -------   -------   -------
   Total deductions...........    4,405     3,410     1,674
                                -------   -------   -------
Balance at December 31........  $27,734   $22,982   $21,280
                                =======   =======   =======


            Reconciliation Of Real Estate Accumulated Depreciation
                At Beginning of Year with Total At End of Year
                                (In Thousands)


                                 1998      1997      1996
                                -------   -------   -------
Balance at January 1..........   $ 440     $ 382     $ 323
                                 -----     -----     -----
Additions during year:
  Charged to Expense..........      61        61        59
                                 -----     -----     -----
    Total Additions...........      61        61        59
                                 -----     -----     -----
Deductions during year:
  Cost of real estate sold....     ---         3       ---
                                 -----     -----     -----
    Total deductions..........     ---         3       ---
                                 -----     -----     -----
Balance at December 31........   $ 501     $ 440     $ 382
                                 =====     =====     =====